EXHIBIT 10.8
RESTRICTED STOCK UNIT AWARD AGREEMENT
KeyCorp grants to the Participant named below, in accordance with the terms, and subject to the conditions, of the KeyCorp 2013 Equity Compensation Plan (the “Plan”), this Restricted Stock Unit Award Agreement (the “Award Agreement”) and the attached Acceptance Agreement, an award of the number of Restricted Stock Units (“Units” or “Award”), on the Date of Grant, each as set forth below. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
Each Unit represents the contingent right to receive one Common Share (rounded down to the nearest whole Common Share), subject to the terms and conditions set forth in the Plan, this Award Agreement and the Acceptance Agreement.

Name of Participant:	[Participant Name]
Number of Units:	[Shares Granted]
Date of Grant:	[Grant Date]
Vesting:
The Units shall vest in accordance with the “distribution schedule” reflected in the records of the Plan administrator and viewable on the Participant’s homescreen (the “Vesting Date” if only one such date, or if more than one such date, each a “Vesting Date”), provided that the Participant shall have remained in the continuous employ of KeyCorp and its affiliates (“Key”) through the applicable Vesting Date, except as otherwise provided herein.

Payment:
The Common Shares underlying any portion of the Award that becomes vested (including dividend equivalents as provided pursuant to Section 2 of this Award Agreement) shall be delivered within 30 days after the applicable Vesting Date, except as otherwise provided in this this Award Agreement.

The Participant must accept the Award online in accordance with the procedures established by KeyCorp and the Award administrator or this Award Agreement may be cancelled by KeyCorp, in its sole discretion. By accepting the Award in accordance with these procedures, the Participant acknowledges that:

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This Award is subject to the KeyCorp Incentive Compensation Program and Policy, as amended from time to time. The Participant understands and agrees that the Award is subject to risk adjustment in accordance with the procedures set forth in the Incentive Compensation Program andc Policy. These procedures permit Key, in its sole discretion, to decrease, forfeit, or initiate a clawback, of all or any part of the Award under certain circumstances, including in the event that the Participant receives a "Does Not Meet" risk rating as part of his or her annual performance review, and/or in the event that the Participant's business unit experiences negative pre-provision net revenue (before allocated costs) or significant credit, market or operational losses. If a significant risk event occurs, whether at the individual or business level, a root cause analysis may be conducted, which may result in a risk adjustment of the Award.

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The Participant understands that as a condition to receiving the Award, the Participant must agree to be bound by and comply with the terms and conditions of the Plan, the Award Agreement and related Acceptance Agreement. As soon as the Participant accepts the Award, the terms and conditions of the Award Agreement and Acceptance Agreement will constitute a legal contract that will bind both the Participant and KeyCorp.

Additional Terms

1.	Effect of Termination.

(a)    In General. Any unvested Units shall be forfeited automatically without further action or notice if the Participant ceases to be continuously employed by Key prior to any Vesting Date, except as otherwise provided in this Section 1. For purposes of this Section 1, the continuous employment of the Participant shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of Key, by reason of the transfer of employment among KeyCorp and its affiliates.

(b)    Certain Terminations. Notwithstanding Section 1(a), if, prior to the Vesting Date, the Participant’s continuous employment is terminated as a result of the Participant’s death, Disability, or Retirement, the Participant shall, (i) for any unvested Units that were granted one year or more prior to the Participant’s effective termination date, fully vest in such Units, and (ii) for any unvested Units that were granted less than one year prior to Participant’s effective termination date, vest in a pro rata portion of such Units. Key may, in its sole discretion, provide that any unvested Units that would otherwise be subject to Section 1(b)(ii)

(i.e., vest in a pro rata portion because such Units were granted less than one year prior to Participant’s effective termination date) may instead be treated consistent with Section 1(b)(i) (i.e., fully vest).
If, prior to the Vesting Date, the Participant’s continuous employment is terminated as a result of a Termination Under Limited Circumstances, the Participant will vest in a pro rata portion of any unvested Units.
Units vested under the provisions of this Section 1(b) shall be distributed on the remaining Vesting Date(s), as applicable.
For purposes of this Award Agreement, a Participant’s “Retirement” shall mean the Participant’s Voluntary Resignation on or after attaining age 60 and completion of at least 10 years of service. A Participant’s Voluntary Resignation on or after attaining age 55 and completion of at least 5 years of service (excluding a Voluntary Resignation that constitutes a Retirement, as defined above) will receive the same treatment as a Termination Under Limited Circumstances for purposes of this Award Agreement. A Participant’s “Termination Under Limited Circumstances” shall mean a Participant’s termination from Key under circumstances in which the Participant becomes entitled to receive: (i) a severance under the KeyCorp Separation Pay Plan as in effect at the time of the Participant’s termination, or (ii) under circumstances under which the Participant is entitled to receive salary continuation benefits under the terms and conditions of an employment separation or letter agreement with Key, including, without limitation, a Change of Control Agreement.
The pro rata vesting provided for under this Award Agreement shall be determined by multiplying the number of unvested Units as of the date of the Participant’s termination by a fraction, the numerator of which shall be the number of full months of Participant’s continuous employment from the Date of Grant through the date of termination and the denominator of which shall be number of full months between the Date of Grant and latest Vesting Date.

(c)    Certain Terminations Within Two Years After a Change of Control. If the Participant’s continuous employment is terminated within two years following the date of a Change of Control for any reason other than a Voluntary Resignation (excluding a Voluntary Resignation described in Section 1(b)(iii), above) or a Termination for Cause, any unvested Units shall vest in full and be distributed within 30 days following the Participant’s termination.

2.    Dividend Equivalents. Each Unit is granted with a related dividend equivalent which is subject to the same terms and conditions as the Units. Each dividend equivalent represents the right to be credited with of any dividends paid on a Common Share between the Date of Grant and the Vesting Date of the related Unit. Dividend equivalents are deemed reinvested in Common Shares (based upon the Fair Market Value per Common Share on the date the related dividend is paid to KeyCorp shareholders), which will be delivered at the same time as the Common Shares are delivered upon vesting in the related Unit.

3.    Harmful Activity. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant engages in any Harmful Activity prior to or within twelve months after the Participant’s termination of employment with Key, then the Units shall be immediately forfeited without further action or notice, and any Common Shares delivered in payment of the Award within one year prior to the Participant’s termination of employment, and any Profits realized by the Participant from the sale of such Common Shares, shall become immediately due and payable to KeyCorp on KeyCorp’s demand. This Section 3 shall survive the termination of Participant’s employment.
4.    KeyCorp’s Reservation of Rights. As a condition of receiving this Award, the Participant acknowledges and agrees that Key intends to comply with the requirements of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time; (b) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies; and (c) KeyCorp’s risk requirements and policies. As a condition of receiving this Award, the Participant understands and agrees that KeyCorp may, in its sole discretion, (x) decrease or cause the forfeiture of all or any part of this Award, (y) initiate a clawback of all or any part of this Award, and/or (z) demand the Participant’s repayment to KeyCorp of any Common Shares paid to the Participant under this Award, or the Profits realized from the sale of such Common Shares, if KeyCorp determines that such action is necessary or desirable.
5.    Relation to Other Benefits. Any economic or other benefit to the Participant under this Award Agreement shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Key and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Key.
6.     KeyCorp Stock Ownership Guidelines. If the Participant is subject to and has not met the KeyCorp Stock Ownership Guidelines, the Participant may not sell or otherwise transfer the Common Shares provided upon vesting of the Award (if any) until and unless the Participant meets the Stock Ownership Guidelines or terminates employment with Key; provided, however, that notwithstanding the foregoing, the Participant may sell the number of Common Shares necessary to satisfy any withholding tax obligation that may arise in connection with the vesting of this Award even if the Participant has not met the Stock Ownership Guidelines.
7.    Taxes and Withholding. To the extent that Key is required to withhold any federal, state, local or other taxes in connection with the delivery of Common Shares under this Award Agreement, then Key shall retain a number of Common Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Common Shares on the date of delivery). To the extent that Key is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Common Shares under this Award Agreement, then Key shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, (b) retain a number of Common Shares that otherwise would remain subject to this Award with a value equal to the required withholding amount (determined based on the Fair Market Value of the Common Shares on the date the applicable taxes are required to be withheld) and make a corresponding reduction in the number of Units subject to this Award, or (c) deduct the required tax withholding from any other compensation payable in cash to the Participant. To the extent that withholding taxes are satisfied by the retention of Common Shares, the value of the Common Shares so retained shall not exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Further, to the extent that this Award constitutes a deferral of compensation subject to Section 409A of the Code, any retention of Common Shares pursuant to clause (b) of the immediately preceding sentence to satisfy tax withholding requirements at any time other than at the time of delivery of Common Shares shall be effected only as permitted pursuant to Treasury Regulations Sections 1.409A-3(j)(4)(vi) and 1.409A-3(j)(4)(xi), as applicable.
8.    Entire Agreement; Amendments. This Award Agreement, along with the Plan and the related Acceptance Agreement, contains the entire agreement and understanding of the parties with respect to the subject matter contained therein, and supersedes all prior written or oral communications, representations and negotiations in respect thereto. KeyCorp may modify or amend this Award Agreement at any time upon written notice to the Participant, provided that KeyCorp may not amend this Award Agreement in a manner adverse to the interests of the Participant without the Participant’s consent. In the event of any inconsistency between the provisions of this Award Agreement or the related Acceptance Agreement, on the one hand, and the Plan, on the other, the Plan shall govern.
9.    Administration. KeyCorp shall have the right, in accordance with the Plan, to determine any questions which arise in connection with the Award. All such determinations and decisions shall be final, conclusive and binding on all persons, including Key, the Participant and the Participant’s estate and beneficiaries.
10.    Successors and Assigns. Without limiting Section 14.1 of the Plan, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of KeyCorp.
11.     Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Award comply with the provisions of Section 409A of the Code (“Section 409A”). The Award shall accordingly be administered in a manner consistent with this intent, and any provision that would cause the Award to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. In particular, to the extent that the Participant’s right to receive payment under the Award becomes vested and the event triggering the Participant’s right to payment is the Participant’s termination of employment, then notwithstanding anything herein to the contrary, payment will be made to the Participant, to the extent necessary to comply with Section 409A, on the earlier of (a) the Participant’s “separation from service” (determined in accordance with Section 409A); provided, however, that if the Participant is a “specified employee” (determined in accordance with KeyCorp’s policies), the date of payment shall not occur on the otherwise scheduled payment date, but shall instead be paid, without interest, on the tenth business day of the seventh month following the date of the Participant’s separation from service with Key. Further, to the extent necessary to comply with Section 409A, a transaction shall be considered a Change of Control only if it also qualifies as a “change in the ownership” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of KeyCorp within the meaning of Section 409A.

ACCEPTANCE AGREEMENT

I acknowledge receipt of the attached Award and in consideration thereof, I accept such Award subject to the terms and conditions of the Plan, the Award Agreement, and the restrictions that are set forth in this Acceptance Agreement.

I also understand and agree that the restrictions set forth in this Acceptance Agreement are (i) in addition to, and do not in any way limit or vary the restrictions that are contained in any other agreement, plan, policy, or practice that are applicable to me as an employee of Key, and (ii) binding upon me regardless of whether I vest, sell, transfer, pledge, hypothecate, or otherwise dispose of the Award or any of the Common Shares to be paid to me upon vesting in the Award.

1. I recognize the importance of preserving the confidentiality of Non-Public Information of Key, and I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) both during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon the termination of my employment with Key, I will immediately return to Key all documents, data, information and equipment in my possession or to which I have access that may contain such Non-Public Information. I also agree to enter into and to execute nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

I acknowledge that Key has informed me that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Non-Public Information that: (1) is made (a) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosure of Non-Public Information to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under the federal Defend Trade Secrets Act. This provision does not limit my right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Key, my employment, or this provision. Furthermore, I am not required to contact Key regarding the subject matter of any such communications before engaging in such communications. I understand that my rights as set forth in this paragraph apply to this agreement, as well as any similar agreement that I have entered into, or may enter into, with Key regarding non-disclosure of information.

2. I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property, and that any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, and which pertains to the business of Key is the property of Key. I hereby agree and I hereby assign to Key all right, title, and interest in and absolute title to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and I agree that I will execute all patent applications and assignments thereof on Key’s behalf without additional compensation.

3. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key Employee, without the written consent of Key (which consent Key may grant or withhold in its discretion). “Key Employees” shall include (i) all current Key employees, and (ii) all persons who were employed by Key at any time during the six (6) month period prior to my termination from Key.

4. (a) Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with any Key customer or prospective customer of Key with whom I interacted or learned of during the course of my employment at Key, without the written consent of Key (which consent Key may grant or withhold in its discretion).

(b) In the event that my employment with Key is terminated as a result of a Termination Under Limited Circumstances, the restrictions in paragraph 4(a) of this Acceptance Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Acceptance Agreement shall remain in full force and effect.

5. The aforementioned restrictions in paragraphs 1, 2, 3 and 4(a) shall not apply in the event that, within the 2-year period commencing on a Change of Control: (i) my employment with Key is terminated as a result of a Termination Under Limited Circumstances, or (ii) I terminate employment with Key after a relocation of my principal place of employment more than 35 miles from my principal place of employment immediately prior to the Change of Control, or after a reduction in my base salary after a Change of Control.

6. I agree that the Plan, the Award Agreement and this Acceptance Agreement will be governed by Ohio law without regard to the conflicts of laws principles, and that if any term, condition, clause or provision of the Plan, the Award Agreement or this Acceptance Agreement is determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision determined to be void or invalid shall be stricken, and the remainder of the Plan, the Award Agreement and this Acceptance Agreement shall remain in full force and effect in all other aspects.

I also understand and agree that if I engage in any activity that is in violation of the Plan, the Award Agreement or this Acceptance Agreement, such conduct may cause serious damage and irreparable injury to Key, and Key at its election may terminate my employment (if I am still employed), seek monetary damages and attorney fees, and injunctive relief without the necessity of posting bond, as well as any and all other equitable relief to which it may be entitled under the law, the Plan, the Award Agreement and this Acceptance Agreement.

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